Exhibit 99.1

AGILYSYS FISCAL 2023 FIRST QUARTER REVENUE RISES 22.7% TO RECORD $47.5M

Includes Recurring Revenue of $27.7M and Subscription Revenue Growth of 29.5%

Quarter Positive Adjusted EBITDA of $6.7M and GAAP EPS of $0.10 Per Share

Fiscal 2023 Annual Guidance Reiterated at $190M to $195M Revenue and Greater Than 15% Adjusted EBITDA

Alpharetta, GA – July 26, 2022 - Agilysys, Inc. (NASDAQ: AGYS), a global provider of next-generation hospitality software solutions and services, today reported operating results for its fiscal 2023 first quarter and period ended June 30, 2022.

Summary of Fiscal 2023 First Quarter Financial Results

•
Total net revenue increased 22.7% to a record $47.5 million, compared to total net revenue of $38.7 million in the comparable prior-year period.
•
Recurring revenue (which comprised of subscription and maintenance charges) were a record $27.7 million, or 58.4% of total net revenue compared to $23.2 million, or 59.9% of total net revenue for the same period in fiscal 2022. Subscription revenue increased 29.5% year over year and comprised 47.4% of total recurring revenues compared to 43.7% of total recurring revenues in the first quarter of fiscal 2022.
•
Gross margin was 60.0% in the fiscal 2023 first quarter compared to 64.2% in the comparable prior-year period.
•
Net income attributable to common shareholders in the fiscal 2023 first quarter was $2.6 million, or $0.10 per diluted share compared to $1.5 million, or $0.06 per diluted share in the comparable prior-year period.
•
Adjusted EBITDA (non-GAAP) was $6.7 million compared to $6.9 million in the comparable prior-year period (please see reconciliation below).
•
Adjusted diluted EPS (non-GAAP) was $0.21 per share in the fiscal 2023 first quarter compared to $0.21 per share in the comparable prior-year period. (please see reconciliation below).
•
Free cash flow (non-GAAP) in the fiscal 2023 first quarter was $0.0 million compared to free cash flow of $7.7 million in the fiscal 2022 first quarter (please see reconciliation below). Ending cash balance was $94.9 million, compared to ending cash balance of $97.0 million as of fiscal 2022 year-end.

Ramesh Srinivasan, President and CEO of Agilysys, commented, “We are pleased to report a second consecutive record revenue quarter, despite lingering pandemic related industry challenges in international regions and managed food services. Overall revenue and subscription revenue grew by close to 23% and 30% respectively over the comparable prior year quarter. The sum of product and services revenue was about 28% higher year-over-year.

As previously highlighted, our EBITDA level this quarter as a percentage of revenue, was slightly less than recent previous quarters due to expected increased spend in sales, marketing and professional services and certain additional costs which tend to happen during each fiscal Q1 April to June quarter. The decrease in free cash flow this quarter was primarily due to short term working capital fluctuations including additional payments for previously reported increased inventory levels which were required to give us operating cushion against possible future supply chain challenges.

We continue to see good momentum in the marketplace. Backed by a superior set of state-of-the-art cloud native products and supporting software modules, an end-to-end array of software solutions and world class customer service, our sales win-loss ratios continue to remain at high levels. The hospitality industry is investing in technology to mitigate staffing shortages and other challenges and to enhance guest experience. Our R&D investments over the past years have placed us in a good position to take advantage of the advancing industry trends. Our combined product, recurring revenue and services backlog levels have decreased slightly, but continue to remain healthy, at about 85% of peak and about 10% above prior year Q1 levels. Continued sales progress, a healthy backlog and an industry hungry for improved technology options have positioned us well to achieve our 2023 targets and continue on a profitable growth path thereafter."

Fiscal 2023 Outlook

We are reiterating full year fiscal 2023 guidance of revenue to be $190 to $195 million, inclusive of approximately 30% subscription revenue growth year over year, and Adjusted EBITDA of greater than 15% of revenue.

Dave Wood, Chief Financial Officer, commented, “We remain disciplined and focused on profitable growth. We are growing sales, marketing and professional services investments incrementally to prepare the organization to take advantage of the significant growth opportunities in front of us. Another record revenue and substantial subscription revenue growth quarter are good indicators of our consistent progress in the right direction. As the hospitality industry continues to recover and get back to and grow beyond pre-COVID levels, we are well positioned to execute on our medium and long-term strategic plan.”

2023 First Quarter Conference Call and Webcast

Agilysys is hosting a conference call and webcast today, July 26, 2022, at 4:30 p.m. ET. Both the call and the webcast are open to the public. Interest parties may register for the call at https://register.vevent.com/register/BIbcadd579f9d0440a90b3adb201ba0636. After registration, an email confirmation with a personalized PIN will be provided with further access details. Please plan to register fifteen minutes prior to the presentation to ensure that you receive the confirmation and further instruction in a timely manner.

Interested parties may also access the conference call live on the Internet at Agilysys Events & Presentations. Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Forward-Looking Language

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, our revenue, subscription revenue and Adjusted EBITDA guidance for the 2023 fiscal year and statements we make regarding the hospitality industry's investment in technology and our ability to continue profitable growth.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the effect of the COVID-19 pandemic on our business and the success of any measures we have taken or may take in the future in response thereto; the impact other macroeconomic factors may have on the overall business environment and the risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Form 10-Q. Additionally, references to "record" financial and business levels in this document refer only to the time period after Agilysys made the transformation to an entirely hospitality focused software solutions company in FY2014.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement that may be made from time to time, whether written or oral, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Information

To supplement the unaudited consolidated financial statements presented in accordance with U.S. GAAP in this press release, certain non-GAAP financial measures as defined by the SEC rules are used. These non-GAAP financial measures include EBITDA, Adjusted EBITDA, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share and free cash flow. Management believes that such information can enhance investors’ understanding of the Company’s ongoing operations.

The Company has included the following non-GAAP financial measures in this press release: adjusted net income, adjusted basic earnings per share and adjusted diluted earnings per share. The Company believes these non-GAAP financial measures provide valuable insight into the Company’s overall profitability from core operations before certain non-cash and non-recurring charges. The Company defines adjusted net income as net income before amortization expense (including amortization of developed technology), share-based compensation, convertible preferred stock issuance costs, and one-time charges including severance and other charges, impairments and legal settlements, less the related income tax effect of these adjustments, as applicable, and defines adjusted earnings per share as adjusted net income divided by basic and diluted weighted average shares outstanding.

See the accompanying tables below for the definitions and reconciliation of these non-GAAP measures to the most closely related GAAP measures.

About Agilysys

Agilysys has been driving hospitality software innovations for more than 40 years, delivering cloud-native SaaS and on-premise ready guest-centric technology solutions for gaming, hotels, resorts and cruise lines, corporate foodservice management, restaurants, universities, stadiums and healthcare. Agilysys offers the most comprehensive software solutions in the hospitality industry, including point-of-sale (POS), property management (PMS), inventory and procurement, payments, and related applications, to manage the entire guest journey. Agilysys is also known for its world class customer-centric service and recent investments in research and development, having modernized virtually all its longstanding trusted software solutions. Some of the largest hospitality companies around the world use Agilysys solutions to help improve guest loyalty, drive revenue growth and increase operational efficiencies. Agilysys operates across North America, Europe, the Middle East, Asia-Pacific and India with headquarters located in Alpharetta, GA. Agilysys operates across the Americas, Europe, the Middle East, Africa, Asia-Pacific, and India with headquarters located in Alpharetta, GA. For more information visit Agilysys.com.

# # #

Investor Contact:

Jessica Hennessy

Senior Director Corporate Strategy & Investor Relations

Agilysys, Inc.

770-810-6116 or investorrelations@agilysys.com

- Financial tables follow -

AGILYSYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended June 30,

(In thousands, except per share data)	2022	2021
Net revenue:
Products	$11,046	$8,844
Subscription and maintenance	27,727	23,207
Professional services	8,733	6,674
Total net revenue	47,506	38,725
Cost of goods sold:
Products	5,879	4,360
Subscription and maintenance	6,286	4,744
Professional services	6,846	4,754
Total cost of goods sold	19,011	13,858
Gross profit	28,495	24,867
Gross profit margin	60.0%	64.2%
Operating expenses:
Product development	11,556	11,485
Sales and marketing	5,413	3,052
General and administrative	7,353	7,003
Depreciation of fixed assets	473	566
Amortization of internal-use software and intangibles	453	465
Other charges	214	225
Legal settlements	-	30
Total operating expense	25,462	22,826
Operating income	3,033	2,041
Other (income) expense:
Interest income	(101)	(22)
Interest expense	1	1
Other (income) expense, net	(304)	(103)
Income before taxes	3,437	2,165
Income tax expense	398	193
Net income	$3,039	$1,972
Series A convertible preferred stock dividends	(459)	(459)
Net income attributable to common shareholders	$2,580	$1,513

Weighted average shares outstanding - basic	24,598	24,014

Net income per share - basic:	$0.10	$0.06

Weighted average shares outstanding - diluted	25,370	25,178

Net income per share - diluted:	$0.10	$0.06

AGILYSYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share data)	June 30, 2022 Unaudited	March 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$94,897	$96,971
Accounts receivable, net of allowance for expected credit losses of $496 and $318, respectively	22,901	25,175
Contract assets	2,661	1,669
Inventories	7,246	6,940
Prepaid expenses and other current assets	4,435	5,418
Total current assets	132,140	136,173
Property and equipment, net	5,896	6,345
Operating lease right-of-use assets	9,277	9,889
Goodwill	32,759	32,759
Intangible assets, net	19,831	20,178
Deferred income taxes, non-current	2,677	2,664
Other non-current assets	6,179	6,154
Total assets	$208,759	$214,162
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,185	$9,766
Contract liabilities	41,989	46,095
Accrued liabilities	7,870	10,552
Operating lease liabilities, current	4,729	5,049
Finance lease obligations, current	4	4
Total current liabilities	62,777	71,466
Deferred income taxes, non-current	943	938
Operating lease liabilities, non-current	4,970	5,649
Finance lease obligations, non-current	1	2
Other non-current liabilities	3,792	3,304
Commitments and contingencies
Series A convertible preferred stock, no par value	35,000	35,459
Shareholders' equity:
Common shares, without par value, at $0.30 stated value; 80,000,000 shares authorized; 31,606,831 shares issued; and 25,025,983 and 24,728,532 shares outstanding at June 30, 2022 and March 31, 2022, respectively	9,482	9,482
Treasury shares, 6,580,848 and 6,878,299 at June 30, 2022 and March 31, 2022, respectively	(1,974)	(2,063)
Capital in excess of stated value	51,624	49,963
Retained earnings	42,598	40,018
Accumulated other comprehensive loss	(454)	(56)
Total shareholders' equity	101,276	97,344
Total liabilities and shareholders' equity	$208,759	$214,162

AGILYSYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
	June 30,
(In thousands)	2022	2021

Operating activities
Net income	$3,039	$1,972
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of property & equipment	—	123
Depreciation of fixed assets	473	566
Amortization of internal-use software and intangibles	453	465
Deferred income taxes	(116)	(108)
Share-based compensation	2,488	3,621
Changes in operating assets and liabilities	(6,236)	1,356
Net cash provided by operating activities	101	7,995
Investing activities
Capital expenditures	(98)	(274)
Additional investments in corporate-owned life insurance policies	(7)	(2)
Net cash used in investing activities	(105)	(276)
Financing activities
Payment of preferred stock dividends	(918)	(918)
Repurchase of common shares to satisfy employee tax withholding	(820)	(2,070)
Principal payments under long-term obligations	(1)	(6)
Net cash used in financing activities	(1,739)	(2,994)
Effect of exchange rate changes on cash	(331)	6
Net (decrease) increase in cash and cash equivalents	(2,074)	4,731
Cash and cash equivalents at beginning of period	96,971	99,180
Cash and cash equivalents at end of period	$94,897	$103,911

AGILYSYS, INC.

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(UNAUDITED)

	Three months ended
(In thousands)	June 30,
	2022	2021
Net income	$3,039	$1,972
Income tax expense	398	193
Income before taxes	3,437	2,165
Depreciation of fixed assets	473	566
Amortization of internal-use software and intangibles	453	465
Amortization of developed technology acquired	41	—
Interest income, net	(100)	(21)
EBITDA (a)	4,304	3,175
Share-based compensation	2,488	3,621
Other charges	214	225
Other non-operating (income) expense	(304)	(103)
Legal settlements	-	30
Adjusted EBITDA (b)	$6,702	$6,948

(a) EBITDA, a non-GAAP financial measure, is defined as net income before income taxes, interest expense (net of interest income), depreciation and amortization

(b) Adjusted EBITDA, a non-GAAP financial measure, is defined as net income before income taxes, interest income (net of interest expense), depreciation and amortization (including amortization of developed technology), and excluding charges relating to i) legal settlements, ii) other charges, iii) share-based compensation, and iv) other non-operating (income) expense

AGILYSYS, INC.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME FOR ADJUSTED EARNINGS PER SHARE

(UNAUDITED)

	Three months ended
(In thousands, except per share data)	June 30,
	2022	2021
Net income attributable to common shareholders	$2,580	$1,513
Amortization of developed technology acquired	41	—
Amortization of internal-use software and intangibles	453	465
Share-based compensation	2,488	3,621
Other charges	214	225
Legal settlements	—	30
Income tax adjustments	(527)	(655)
Adjusted net income (a)	$5,249	$5,199

Basic weighted average shares outstanding	24,598	24,014
Diluted weighted average shares outstanding	25,370	25,178

Adjusted basic earnings per share (b)	$0.21	$0.22
Adjusted diluted earnings per share (b)	$0.21	$0.21

(a) Adjusted net income, a non-GAAP financial measure, is defined as net income attributable to common shareholders before amortization expense (including amortization of developed technology), share-based compensation, and one-time charges including other charges and legal settlements, less the related income tax effect of these adjustments, as applicable, at the Company’s current combined federal and state income statutory tax rate. No income tax effect applies to one-time charges when a valuation allowance offsets their related deferred tax assets

(b) Adjusted earnings per share, a non-GAAP financial measure, is defined as adjusted net income divided by basic and diluted weighted average shares outstanding

AGILYSYS, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(UNAUDITED)

	Three months ended
(In thousands)	June 30,
	2022	2021
Net cash provided by operating activities	$101	$7,995
Capital expenditures	(98)	(274)
Free cash flow (a)	$3	$7,721

(a) Free cash flow, a non-GAAP financial measure, is defined as net cash provided by operating activities, less capital expenditures